EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the use of our report dated December 27, 1995 on the statements of assets sold and liabilities assumed and direct revenues and direct expenses of MRMC, Inc. Fastener Division as of and for the three years ended June 30, 1995 included herein in the Industrial Holdings, Inc. Registration Statement on Form S-1.

GOLDBERG & ZUFFELATO, P.C.

West Haven, Connecticut
October 2, 1996